Exhibit 99.1

Blueprint Medicines Reports Third Quarter 2023 Results

-- Achieved $54.2 million in AYVAKIT®/AYVAKYT® (avapritinib) net product revenues, representing 90% growth year-over-year, and $56.6 million in total revenues in the third quarter of 2023 –

-- Approximately 800 patients on AYVAKIT in the U.S. at the end of the third quarter, more than 35% growth in treated patients quarter-over-quarter and driven by ISM --

-- Plan to present data from Part 1 of the HARBOR trial of elenestinib in ISM at ASH 2023 –

CAMBRIDGE, Mass., Oct 26, 2023 – Blueprint Medicines Corporation (NASDAQ: BPMC) today reported financial results and provided a business update for the third quarter ended September 30, 2023.

“In the first full quarter following AYVAKIT’s launch in indolent systemic mastocytosis, we saw strong and steady growth in both patients treated and revenue, reflecting a highly favorable reception to AYVAKIT’s unique and compelling clinical profile and the effectiveness of our ongoing efforts to bring AYVAKIT to all patients who can benefit from treatment,” said Kate Haviland, Chief Executive Officer at Blueprint Medicines. “Through the end of this year and into 2024, we anticipate continued steady growth in AYVAKIT revenue driven by both existing and new prescribers as we execute a disciplined approach to managing operating expenses and allocating capital to our most important investments.”

Third Quarter 2023 Highlights and Recent Progress

Systemic mastocytosis (SM) and other mast cell disorders

•	Third quarter AYVAKIT net revenue grew 90 percent year-over-year to $54.2 million, with $49.1 million coming from the U.S, in the first full quarter of ISM launch.

Upcoming 2023 Milestones

Blueprint Medicines plans to achieve the following milestones by the end of 2023:

•	Present data from Part 1 of the HARBOR trial of elenestinib in indolent SM at the American Society of Hematology conference in December 2023.

Third Quarter 2023 Results

•	Revenues: Revenues were $56.6 million for the third quarter of 2023, including $54.2 million of net product revenues from sales of AYVAKIT/AYVAKYT and $2.4 million in collaboration revenues. Blueprint Medicines recorded revenues of $65.9 million in the third quarter of 2022, including $28.6 million of net product revenues from sales of AYVAKIT/AYVAKYT and $37.3 million in collaboration and license revenues.
•	Cost of Sales: Cost of sales was $2.8 million for the third quarter of 2023, as compared to $3.0 million for the third quarter of 2022. The decrease was primarily due to a decrease in the cost of collaboration-related sales.
•	R&D Expenses: Research and development expenses were $110.3 million for the third quarter of 2023, as compared to $128.0 million for the third quarter of 2022. This decrease was primarily due to a focused approach towards optimizing operational efficiency across our portfolio as we execute across our top priority programs and the timing of manufacturing of clinical trial materials. Research and development expenses included $11.2 million in stock-based compensation expenses for the third quarter of 2023.
•	SG&A Expenses: Selling, general and administrative expenses were $70.7 million for the third quarter of 2023, as compared to $57.6 million for the third quarter of 2022. This increase was primarily due to an increase in compensation and personnel related costs driven by our first quarter field force expansion to support the AYVAKIT launch in ISM. Selling, general, and administrative expenses included $11.9 million in stock-based compensation expenses for the third quarter of 2023.

•	Net Loss: Net loss was $133.7 million for the third quarter of 2023, or a net loss per share of $2.20, as compared to a net loss of $133.2 million for the third quarter of 2022, or a net loss per share of $2.23.
•	Cash Position: As of September 30, 2023, cash, cash equivalents and investments were $827.2 million, as compared to $1,078.5 million as of December 31, 2022. Our cash and investments provide a durable capital position which enables us to reach a self-sustainable profile.

Conference Call Information

Blueprint Medicines will host a live conference call and webcast at 8:00 a.m. ET today to discuss third quarter 2023 financial results and recent business activities. The conference call may be accessed by dialing 833-470-1428 (domestic) and referring to conference ID 368229. A webcast of the call will also be available under "Events and Presentations" in the Investors & Media section of the Blueprint Medicines website at http://ir.blueprintmedicines.com/. The archived webcast will be available on Blueprint Medicines' website approximately two hours after the conference call and will be available for 30 days following the call.

Upcoming Investor Conferences

Blueprint Medicines will participate in the following upcoming investor conferences:

•	Stifel Healthcare Conference on Wednesday, November 15, 2023 at 12:40 pm ET.

A live webcast of this presentation will be available by visiting the Investors & Media section of Blueprint Medicines' website at http://ir.blueprintmedicines.com. A replay of the webcast will be archived on Blueprint Medicines' website for 30 days following the presentation.

About Blueprint Medicines

Blueprint Medicines is a global precision therapy company that invents life-changing therapies for people with cancer and blood disorders. Applying an approach that is both precise and agile, we create medicines that selectively target genetic drivers, with the goal of staying one step ahead across stages of disease. Since 2011, we have leveraged our research platform, including expertise in molecular targeting and world-class drug design capabilities, to rapidly and reproducibly translate science into a broad pipeline of precision therapies. Today, we have brought our approved medicines to patients in the United States and Europe, and we are globally advancing multiple programs for mast cell disorders, including systemic mastocytosis and chronic urticaria, breast cancer and other cancers vulnerable to CDK2 inhibition, as well as EGFR-mutant lung cancer. For more information, visit www.BlueprintMedicines.com and follow us on Twitter (@BlueprintMeds) and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding plans, strategies, timelines and expectations for Blueprint Medicines’ current or future approved drugs and drug candidates; the potential benefits of any of Blueprint Medicines’ current or future approved drugs or drug candidates in treating patients; and Blueprint Medicines' financial performance, strategy, goals and anticipated milestones, business plans and focus. The words "aim," "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "project," "potential," "continue," "target" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation: preliminary activity and safety data may not be representative of more mature data; the risk of delay of any current or planned clinical trials or the development of Blueprint Medicines' current or future drug candidates; risks related to Blueprint Medicines' ability to successfully demonstrate the safety and efficacy of its drug candidates and gain approval of its drug candidates on a timely basis, if at all; preclinical and clinical results for Blueprint Medicines' drug candidates may not support further development of such drug candidates either as monotherapies or in combination with other agents or may impact the anticipated timing of data or regulatory submissions; the timing of the initiation of clinical trials and trial cohorts at clinical trial sites and patient enrollment rates may be delayed or slower than anticipated; actions of regulatory agencies may affect the initiation, timing and progress of clinical trials; the success of Blueprint Medicines' current and future collaborations, financing arrangements, partnerships or licensing arrangements may impact Blueprint Medicines’ ability to capitalize on the market potential of its approved drugs and drug candidates; and risks related to Blueprint Medicines' ability to obtain, maintain and enforce patent and other intellectual property protection for its products and current or future drug candidates it is developing. Any forward-looking statements contained in this press release represent Blueprint Medicines' views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Blueprint Medicines explicitly disclaims any obligation to update any forward-looking statements.

Trademarks

Blueprint Medicines, AYVAKIT, AYVAKYT and associated logos are trademarks of Blueprint Medicines Corporation.

Blueprint Medicines Corporation

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	September 30,	December 31,
	2023	2022
Cash, cash equivalents and marketable securities	$827,226	$1,078,472
Working capital (1)	610,788	863,417
Total assets	1,105,299	1,349,902
Liability related to the sale of future royalties and revenues (2)	440,147	430,330
Term loan (2)	238,378	139,083
Deferred revenue (2)	8,010	18,291
Total liabilities	902,688	835,225
Total stockholders’ equity	202,611	514,677

(1)	Blueprint Medicines defines working capital as current assets less current liabilities.
(2)	Amounts include both current and non-current portions of the balances.

Blueprint Medicines Corporation

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues:
Product revenue, net	$54,228	$28,634	$133,173	$80,929
Collaboration and license revenue	2,338	9,843	44,250	56,826
License revenue – Related Party	-	27,500	-	27,500
Total revenues	56,566	65,977	177,423	165,255
Cost and operating expenses:
Cost of sales	2,782	3,000	8,280	12,965
Collaboration loss sharing	1,771	1,665	4,301	7,076
Research and development	110,252	127,981	330,184	359,579
Selling, general and administrative	70,741	57,608	215,826	173,354
Total cost and operating expenses	185,546	190,254	558,591	552,974
Other income (expense):
Interest expense, net	(3,808)	(8,396)	(13,624)	(7,527)
Other income (expense), net	(728)	396	(369)	575
Total other expense	(4,536)	(8,000)	(13,993)	(6,952)
Loss before income taxes	(133,516)	(132,277)	(395,161)	(394,671)
Income tax expense	197	886	907	4,200
Net loss	$(133,713)	$(133,163)	$(396,068)	$(398,871)
Net loss per share - basic and diluted	$(2.20)	$(2.23)	$(6.55)	$(6.70)
Weighted-average number of common shares used in net loss per share - basic and diluted	60,688	59,758	60,445	59,564

Media Contact

Sarah Mena Guerrero

617-714-6684

media@blueprintmedicines.com

Investor Contact

Jenna Cohen

857-209-3147

ir@blueprintmedicines.com